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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Premia Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-72833, 333-80615, 333-89669 and 333-89687) on Forms S-3, Registration
Statement (333-30260) on Form S-4, Registration Statement (333-92597) on Form S-8, Registration Statement (33-68228) on Form SB-2 of StarBase Corporation and to the inclusion of our Independent Auditors' Report dated February 18, 2000, with respect to the balance sheets of Premia Corporation as of December 31, 1999 and 1998, and the related statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the 8-K/A of StarBase Corporation filed on or about April 6, 2000.

                                              KPMG LLP

Portland, Oregon
April 5, 2000